Exhibit 99.1

    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning, and include, but are not limited to our statements:
(a) providing express guidance regarding our future operating results;
(b) regarding planned increases in deployment of existing and new products in existing and new markets, the anticipated effects of such product implementation on our average hold per day and future operating results, and our ability to supply sufficient product to meet such new market demand; (c) our ability to garner and maintain significant market share in our existing markets, as they evolve; (d) our reaction to the newly adopted gaming legislation in Oklahoma; and
(e) the enumerated longer-term expectations as factors to consider when evaluating our future financial outlook. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: (i) the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures from significant entrants into the Class II market, the failure of new customers to place into operation our new non-Class II player terminals, additional removal of our Class II player terminals from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than we anticipate in making our projections;
(ii) the risk that our business may not develop as we anticipate in the charity, C-TILG or video lottery markets and, in particular, the risk that we will continue to incur start-up expenses associated with the New York Lottery System in advance of anticipated revenue and earnings as a result of delays in the deployment of that system, many of which are beyond our control, the risk that our Alabama charity facilities do not expand as anticipated or new entrants to the Alabama charity market interfere with our ability to maintain our market share; and the risk that our new/expanded Oklahoma facilities will not open as scheduled; (iii) continuing risk that legal developments could impair the ability of our tribal customers to offer electronic games in the Class II market; (iv) the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; (v) the risk that our new products in Oklahoma do not, or do not continue to, enjoy market acceptance or to effectively compete against games that may not meet the legal requirements for Class II games; (vi) the risk that we will not achieve our anticipated growth in unit placement or that manufacturers with which we have OEM relationships will not be able to meet any new demand that we generate; (vii) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (viii) the risk that our average network hold per day will not improve if our new Class II gaming engines and games and charity market products, once commercially deployed, do not achieve market acceptance, if we are not able to place additional universal currency and player tracking system units at existing C-TILG facilities, or if our recently deployed Gen4 system does not achieve market acceptance; (ix) risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; (x) the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; (xi) the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; (xii) new risks and challenges we confront as we expand into non-Native-American gaming activities;
(xiii) risks associated with a high level of customer and geographic concentration; (xiv) the risks that our customers' purchases of our products might decline in light of these or other developments; (xv) the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; (xvi) the risk that we may not be able to timely offer Oklahoma customers new compact-compliant games and the risk that increased competition in Oklahoma resulting from passage of the new legislation will affect our ability to successfully compete in that market; and (xvii) the risk that our attempts to achieve cost savings may negatively impact our development of new products or our entrance into new markets. Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.


                   Multimedia Games Reports Fourth
    Quarter Revenue Increase of 38.9% and EBITDA Increase of 24.9%


    AUSTIN, Texas--(BUSINESS WIRE)--Nov. 17, 2004--

     Establishes Fiscal 2005 Q1 Guidance of $20.8-$21.6 Million in EBITDA, $4.7-$5.2 Million in Net Income, and EPS of $0.16-$0.17

    Multimedia Games, Inc. (NASDAQ: MGAM) today reported operating results for its fiscal fourth quarter, ended September 30, 2004, in line with the results previewed by the Company last month and summarized in the table below:


                         Summary of Q4 Results
       (In millions, except per-share and player terminal data)

                                              For the Three
                                               Months Ended
                                               September 30,
                                                2004     2003   Change
                                            --------------------------
Revenue(1)                                     $42.7    $30.7    38.9%
EBITDA(2)                                      $22.7    $18.2    24.9%
Net income                                     $ 7.2    $ 7.4   (3.1)%
Diluted EPS(3)                                 $0.24    $0.25   (4.0)%
Average installed player terminals:
   Class II
   (Legacy and Reel Time Bingo(TM) games)        9,967  9,874     0.9%
   Class III Washington State                    3,365  2,790    20.6%
   Other gaming units
   (Charity and C-TILG(4) games)                 2,386    ---     N/A


                    Summary of Fiscal Year Results
                 (In millions, except per-share data)

                                             For the Twelve
                                              Months Ended
                                              September 30,
                                                2004     2003 Change
                                             -------- ----------------
Revenue(1)                                  $  153.7 $  124.7    23.3%
EBITDA(2)                                   $   87.7 $   73.0    20.1%
Net income                                  $   32.8 $   31.7     3.5%
Diluted EPS(3)                              $   1.07 $   1.08   (0.9)%


(1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers that, among other things, guaranteed certain prize payout levels and required the Company to account for and collect all revenues associated with its games and disburse the allotment to the tribes based on the prize guarantee. Accordingly, revenues have historically been presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, and customers have begun to remit the net balance due, the Company has reclassified its income statement and is presenting the net amounts due as revenue.

(2) EBITDA is defined as earnings before interest, taxes, depreciation and amortization. A reconciliation of EBITDA to net income, the most comparable Generally Accepted Accounting
     Principles ("GAAP") financial measure, can be found attached to this release.

(3) Diluted EPS results reflect the Company's February 2004 2-for-1 common stock split.

(4)  California Tribal Instant Lottery Game


    Clifton Lind, Multimedia Games' ("Multimedia's") President and Chief Executive Officer, commented, "The results we are reporting today are consistent with the preliminary results we reported last month. Fiscal fourth quarter revenues rose approximately 39% over last year, while EBITDA improved approximately 25% to $22.7 million, resulting in an EBITDA margin (EBITDA divided by Total revenue) of approximately 53%.
    "Since the end of our fiscal fourth quarter, there have been notable developments in several of the markets that we serve. In Oklahoma, our largest market, voters approved new gaming legislation that includes a model compact that redefines legal games for Native American tribes choosing to enter into tribal-state compacts, and allows limited expansion of gaming to four racetracks in the state. With the passage of the Oklahoma gaming legislation, Multimedia is carefully evaluating its player terminal placements and locations throughout the state. This evaluation may lead us to modify pricing, placement, and win-per-day expectations, and our plans for further expansion in the market. Since Multimedia expected this legislation to pass, we intend to convert our existing game offerings to include those covered by the compact, once it is legal to do so and we have the support of our tribal customers. While we are aggressively working to maintain our market share, the performance of player terminals at each location must satisfy certain economic expectations. Once we can offer Oklahoma customers our new compact-compliant products, featuring well-developed gaming engines and market-proven content, we will compete based on the merits of those products, which we believe will prove to be among the best-earning games in the market.
    "Over the past few days, we have added a meaningful number of units to our installed base of recurring-revenue C-TILG player terminals at two California tribal casinos. We also generate recurring revenue from several hundred units supplied by other publicly traded, licensed vendors operating on this system. We acknowledge the current uncertainty regarding the role of video lottery terminals such as the C-TILG units under certain tribal-state compacts in California, and remain committed to providing our customers with a wide range of gaming options.
    "Since entering the charity bingo market eleven months ago, we have made substantial progress, and we now have a significant installed based of charity units in two distinct markets. We continue to believe that our expertise both in developing and providing electronic bingo gaming systems and in tracking evolving charity gaming legislation will position us to continue to be first to market in this developing market.
    "Our server-based solutions for the gaming industry have been well received by Native American tribes, charity operations, and state-run lotteries. We believe each of these to be growth markets, and our ability to quickly and cost-effectively leverage our intellectual property and technological and operating expertise will allow us to further expand our sources of revenues and earnings. With our large installed base of player terminals generating recurring revenues in multiple markets, we have a strong foundation for future growth. Our goals for fiscal 2005 include successfully navigating the transition in the Oklahoma market, while also pursuing growth in the installed base of recurring revenue units. In addition, we are pursuing gaming system sales and an expansion of the number of placements in the charity, casino and lottery markets, actions which will further diversify our earnings base. We also intend to achieve cost savings in all operating areas where we can do so without slowing our development of new products or our entrance into new markets."

    Fiscal 2005 First Quarter Financial Guidance

    Multimedia Games' Q1 2005 financial guidance is detailed in the table below. Multimedia's establishment of Q1 FY 2005 guidance reflects input from the Company's Audit Committee and executive management team, whose joint recommendations were considered by Multimedia's Board of Directors. Multimedia is providing financial guidance for the current fiscal quarter, and the quarterly financial guidance excludes expectations for contributions from player terminal sales, which, in the Company's experience, are more difficult to predict than the earnings the Company anticipates deriving from Class II and Other Gaming Unit placements. The Company's Audit Committee and Board of Directors continue to review the practice of providing guidance in light of the many changing factors in the markets served by the Company.
    The table below summarizes Multimedia's current financial guidance for the fiscal 2005 first quarter, ending December 31, 2004 (in millions, except per-share data):


                                              Q1 2005       Q1 2004
                                            (Guidance)      (Actual)
                                         -----------------------------
EBITDA                                    $20.8 - $21.6         $19.4
Net Income                                $ 4.7 - $5.2          $ 7.3
Diluted EPS(1)                            $0.16 - $0.17         $0.24


(1) Diluted EPS guidance and actual data has been adjusted to reflect the Company's February 2004 2-for-1 common stock split

    Multimedia notes that with the Company now addressing five distinct markets, and having the potential for other new revenue sources, it is important to realize that each of these markets has different business models and economics. Multimedia expects that the business model for its current markets will also continue to evolve.
    Multimedia also believes that the following longer-term expectations are important factors to consider in making independent determinations of the Company's future financial outlook:
    1) The passage of Oklahoma SQ 712 (the recently approved Oklahoma gaming legislation) is expected to increase competition, possibly impacting the company's historical pricing model, player terminal placements, hold per day per player terminal, percentage of specific facilities' floor space, or the total number of player terminals the Company operates in the market. The Company expects that it will devote marketing resources to new and existing customers.
    2) It is uncertain when Multimedia will be able to offer games in Oklahoma under the proposed tribal-state compacts, because rules governing the approval process have not yet been established. The Company currently does not anticipate placing any games expected to be approved under the compact until the State of Oklahoma authorizes it to do so.
    3) Over the next 12-18 months, Multimedia's revenue share percentage for Class II player terminals is expected to decline, both based on market conditions and the Company's further implementing the matrix pricing plans previously available to customers. Such pricing allows customers to pay a lower percentage of hold per day as they increase the number of Multimedia player terminals at their facilities. The Company also continues to evaluate ongoing placements of player terminals in lower-yielding facilities, with the goal of optimizing the earnings potential of its entire network.
    4) Multimedia expects that as it continues to be first to market with products for new jurisdictions (e.g., charity and C-TILG units), that these products may be reviewed by local governments and/or regulatory authorities.
    5) Multimedia continues to believe that one, and perhaps two new charity jurisdictions will open in fiscal 2005 and again in fiscal 2006, and that the Company will be a participant in these markets. The Company also believes there will be additional placements in Multimedia's current charity markets.
    6) Until either Aqueduct or Yonkers, the two largest approved racetracks in New York, opens its racino, the Company's operation of the central determinant system for the New York Lottery will continue to negatively impact quarterly earnings by approximately $0.02-$0.03 per diluted share. Multimedia does not currently expect either of these two facilities to be open during fiscal 2005.
    7) Over the next two years, Multimedia expects to garner additional revenue from the sale or delivery of new lottery systems.

    Fiscal 2004 Fourth Quarter Results:

    Multimedia generated record revenue in Q4 2004 of $42.7 million, an increase of nearly 39% compared to Q4 2003, primarily resulting from an increase in the installed base of New Generation games, and placements in the C-TILG and charity markets. Also, Multimedia recorded revenue from the sale of 317 player terminals in the fourth quarter of 2004, compared to no sales in the fourth quarter of 2003. Fourth-quarter 2004 EBITDA (earnings before interest, taxes, depreciation and amortization), rose 24.9% to $22.7 million, from $18.2 million in the fiscal 2003 fourth quarter.
    Multimedia's combined installed base of New Generation Class II, C-TILG and charity player terminals as of September 30, 2004 was 12,558 units, an increase of 3,797 units, or 43.3%, from 8,761 units as of September 30, 2003. This total was also 1,876 units higher than the installed base as of June 30, 2004, reflecting installations during the September 2004 quarter of 1,256 player terminals pursuant to development agreements, and 1,141 player terminals installed in other Class II or charity facilities. These installations were partially offset by the removal of 521 player terminals during the quarter. A large percentage of the player terminal installations occurred in the latter part of the quarter, compared to player terminal removals, the majority of which occurred in the month of July.
    Largely as a result of these incremental placements, and the continued impact from competitors' games in Oklahoma, that according to guidelines established by regulators the Company does not believe to be legal Class II games, Multimedia's fiscal fourth quarter blended average hold per day across its network was in line with that of the fiscal third quarter. The Company experienced monthly sequential declines in the blended hold per day per unit from July through September.
    The table below sets forth Multimedia's end-of-period installed player terminal base by product line or market for each of the five most recent fiscal quarters. Total Other Gaming Units includes ongoing unit placements in the charity bingo and C-TILG markets.



                                                                 Total
                                             Total    Class III  Other
Quarter     Reel Time                       Class II Washington Gaming
Ended       Bingo     MegaNanza(TM)  Legacy  Units    State      Units
---------- ---------- ------------- ------- -------- ---------- ------
9/30/2004       9,805          ---      846   10,651     3,583  2,753
6/30/2004       8,686          ---    1,009    9,695     3,180  1,996
3/31/2004       8,862          ---    1,171   10,033     3,074  1,573
12/31/2003      8,842          ---    1,290   10,132     3,005    589
9/30/2003       8,473          288    1,498   10,259     2,851    ---


    Research and development expense in the September 30, 2004 quarter increased by 35.1% to $3.4 million, from $2.5 million for the September 2003 quarter. The increase is due to an increase in the number of employees in Multimedia's development group, resulting from efforts to develop new gaming products and systems for the Class II and Class III markets, as well as for other markets Multimedia may enter.
    SG&A expenses increased $5.5 million, from $12.2 million for the September 2003 quarter to $17.6 million for the September 2004 quarter. The increase continues to reflect higher salaries and wages and the related employee benefits and taxes due to the additional personnel hired to address gaming and system development needs. In addition SG&A expenses rose due to the costs associated with entrance into new markets, primarily the C-TILG and charity markets, in addition to higher costs associated with service and maintenance of our installed base of player terminals. SG&A expenses were $4.7 million higher than SG&A expenses of $13.0 million for the June 2004 quarter, which benefited from a reduction of the Company's fiscal 2004 incentive accrual and resulting reversal of $1.4 million in compensation expense from the first six months of the year. In addition, during Q4 2004 the Company had significant increases in advertising and promotions, legal and lobbying, and repairs and maintenance expenses over Q4 2003.
    Depreciation and amortization in the September 30, 2004 quarter increased to $11.1 million, from $9.8 million in the June 30, 2004 quarter. The increase is primarily the result of Multimedia's continued placements of Class II gaming devices at tribal gaming facilities, as well as continued placements of products in the charity and C-TILG markets.
    At September 30, 2004, cash and cash equivalents decreased to $4.8 million as a result of advances for development projects of $16.3 million in reimbursable amounts, and $9.3 million in non-reimbursable amounts. In addition, cash and cash equivalents decreased as a result of $17.6 million in capital expenditures, and $3.8 million for the repurchase of 237,500 shares of common stock at average price of $16.09 per share, partially offset by cash generated by operating activities of approximately $25 million.
    Notes receivable increased from $9.1 million as of June 30, 2004, to $32.9 million as of September 30, 2004. The increase was primarily the result of advances made under development agreements of approximately $16.3 million, and notes issued in conjunction with the sale of certain gaming equipment of $7.5 million.
    During the quarter ended September 30, 2004, Multimedia capitalized $871,000 in costs related to the internal development of its gaming products and systems, compared to $622,000 during the quarter ended June 30, 2004. A reconciliation of the capitalized software follows (in thousands):


                                                       Net Book Value
                                                      ----------------
Capitalized software - June 30, 2004                  $         6,256
Additions:
   Game themes                                                    609
   Other projects                                                 262
   Project write-offs                                            (215)
Amortization                                                     (545)
                                                       ---------------
Capitalized software - September 30, 2004             $         6,367
                                                       ===============


    For the quarter ended September 30, 2004, total additions to property and equipment ("P&E") were $17.7 million, representing cash cap-ex of $17.6 million and financed cap-ex of $0.1 million.
Additional detail on the total additions to P&E is provided below (in thousands):



                                             Cash   Financed   Total
                                           Capital   Capital Additions
                                           Expenses Expenses  to P&E
                                          ----------------------------
Player terminal and gaming equipment      $  15,657 $    --- $ 15,657
Equipment and third-party software for NY
 Lottery                                         81      ---       81
Tribal gaming facilities and portable
 buildings                                      782      ---      782
Internally developed software                   871      ---      871
Other                                           241      115      356
                                           --------- -------- --------
    Total                                 $  17,632 $    115 $ 17,747
                                           ========= ======== ========


    Conference Call

    Multimedia Games, Inc. is hosting a conference call and webcast today, November 17, 2004 at 5:00 p.m. EST (4:00 p.m. CDT). Both the call and webcast are open to the general public. The conference call numbers are 800-818-5264 (U.S. and Canada) or 913-981-4910
(international). Please call five minutes prior to the presentation to ensure that you are connected.
    Interested parties may also access the live call on the Internet at www.shareholder.com/mgam/medialist.cfm. Please log on fifteen minutes in advance to ensure that you are connected prior to the call's initiation. Two hours after the call has concluded, an archived version of the webcast will be available for replay at the same location or at www.multimediagames.com/Investors/Index.htm.
    A digital replay of the teleconference will also be available beginning two hours after the call's completion, or at approximately 8:00 p.m. EST the day of the call, continuing through midnight EST on Thursday, November 25, 2004. To access this rebroadcast, dial 888-203-1112 (U.S. and Canada) or 719-457-0820 (international), and then the pass code 882503.

    About the Company

    Multimedia Games is a leading supplier of interactive systems, electronic games and player terminals for rapidly growing markets, including the Native American gaming market, as well as the growing racino and charity bingo markets. Multimedia designs and develops networks, software and content that provide its customers with comprehensive gaming systems delivered through a telecommunications network that links its player terminals with one another both within and among gaming facilities. The Company's ongoing development and marketing efforts focus on Class II and Class III gaming systems and products for use by Native American tribes throughout the United States, video lottery systems and other products for domestic and international lotteries, and products for charity bingo opportunities. Additional information may be found at www.multimediagames.com.

    Forward-Looking Statements

    This press release contains forward-looking statements that are made in reliance upon the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These statements are generally accompanied by words such as "will," "would," "could," "expect," "plan," "hope," and words of a similar nature that convey future meaning, and include, but are not limited to our statements:
(a) providing express guidance regarding our future operating results;
(b) regarding planned increases in deployment of existing and new products in existing and new markets, the anticipated effects of such product implementation on our average hold per day and future operating results, and our ability to supply sufficient product to meet such new market demand; (c) our ability to garner and maintain significant market share in our existing markets, as they evolve; (d) our reaction to the newly adopted gaming legislation in Oklahoma; and
(e) the enumerated longer-term expectations as factors to consider when evaluating our future financial outlook. Future events involve risks and uncertainties that may cause actual results to differ materially from those we currently anticipate. Such risks and uncertainties include, but are not limited to: (i) the risk that the operating results projected in our guidance may be adversely affected by regulatory developments (such as regulatory action related to our development agreements with our tribal customers), ongoing competitive pressures from significant entrants into the Class II market, the failure of new customers to place into operation our new non-Class II player terminals, additional removal of our Class II player terminals from facilities of existing customers, or the failure of one or more of our projected new revenue sources or significant development opportunities to generate anticipated revenues, each to an extent or with effects greater than we anticipate in making our projections;
(ii) the risk that our business may not develop as we anticipate in the charity, C-TILG or video lottery markets and, in particular, the risk that we will continue to incur start-up expenses associated with the New York Lottery System in advance of anticipated revenue and earnings as a result of delays in the deployment of that system, many of which are beyond our control, the risk that our Alabama charity facilities do not expand as anticipated or new entrants to the Alabama charity market interfere with our ability to maintain our market share; and the risk that our new/expanded Oklahoma facilities will not open as scheduled; (iii) continuing risk that legal developments could impair the ability of our tribal customers to offer electronic games in the Class II market; (iv) the risk of an impaired competitive position for our games as a result of changes we made in order to obtain a Class II certification letter from the NIGC; (v) the risk that our new products in Oklahoma do not, or do not continue to, enjoy market acceptance or to effectively compete against games that may not meet the legal requirements for Class II games; (vi) the risk that we will not achieve our anticipated growth in unit placement or that manufacturers with which we have OEM relationships will not be able to meet any new demand that we generate; (vii) risks that our development projects with our tribal customers may not lead to placement of our games with such customers; (viii) the risk that our average network hold per day will not improve if our new Class II gaming engines and games and charity market products, once commercially deployed, do not achieve market acceptance, if we are not able to place additional universal currency and player tracking system units at existing C-TILG facilities, or if our recently deployed Gen4 system does not achieve market acceptance; (ix) risks that markets such as California that we believe represent opportunities for our products may not emerge as we anticipate; (x) the risk of future regulatory enforcement action against versions of our games that have not been certified by the NIGC; (xi) the impact of economic conditions on the play of our games in our customers' facilities, and on our customers' willingness to lease additional games from us; (xii) new risks and challenges we confront as we expand into non-Native-American gaming activities;
(xiii) risks associated with a high level of customer and geographic concentration; (xiv) the risks that our customers' purchases of our products might decline in light of these or other developments; (xv) the risk that Reel Time Bingo 2.0, once fully commercially deployed, may not achieve market acceptance as a result of its speed of play or other issues; (xvi) the risk that we may not be able to timely offer Oklahoma customers new compact-compliant games and the risk that increased competition in Oklahoma resulting from passage of the new legislation will affect our ability to successfully compete in that market; and (xvii) the risk that our attempts to achieve cost savings may negatively impact our development of new products or our entrance into new markets. Other important risks and uncertainties that may affect our business are detailed from time to time in the "Certain Risks" and the "Risk Factors" sections and elsewhere in our filings with the Securities and Exchange Commission. We undertake no obligation to update information in this release.



                        MULTIMEDIA GAMES, INC.
                     CONSOLIDATED BALANCE SHEETS
                  As of September 30, 2004 and 2003
         (In thousands, except shares and per-share amounts)

                                                        2004  2003 (1)
                                                    -------- ---------
                       ASSETS
CURRENT ASSETS:
 Cash and cash equivalents                            $4,768  $26,319
Accounts receivable, net of allowance for
 doubtful accounts of $533 and $521,
 respectively                                         10,397    5,866
 Inventory                                               930    2,122
 Prepaid expenses and other                            2,242    1,811
 Notes receivable, net                                12,299    3,659
 Federal and state income tax receivable               3,714    1,539
 Deferred income taxes                                 3,239    1,584
                                                    -------- ---------
       Total current assets                           37,589   42,900
Restricted cash and long-term investments              1,216    1,380
Property and equipment, net                          140,110   92,150
Notes receivable - non-current                        20,588      500
Other assets                                          17,904    6,800
                                                    -------- ---------
       Total assets                                 $217,407 $143,730
                                                    ======== =========
            LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
 Current portion of long-term debt and
  capital leases                                      $9,713   $4,558
 Accounts payable and accrued expenses                25,780   20,138
 Deferred revenue                                      1,847       24
                                                    -------- ---------
       Total current liabilities                      37,340   24,720
Long-term debt and capital leases, less
 current portion                                      10,753    9,402
Other long-term liabilities                            3,932    3,393
Deferred revenue - non-current                         2,050      ---
Deferred income taxes                                 13,185    4,103
                                                    -------- ---------
       Total liabilities                              67,260   41,618
                                                    -------- ---------
Stockholders' equity:
 Preferred stock:
Series A, $0.01 par value, 1,800,000 shares
 authorized, no shares issued and outstanding;
 no shares issued and outstanding;                       ---      ---
   Series B, $0.01 par value, 200,000 shares
    authorized, no shares issued and outstanding         ---      ---
 Common stock, $0.01 par value, 75,000,000 shares
  authorized, 30,453,245 and 28,694,028 shares
  issued, and 27,917,597 and 26,483,622 shares
  outstanding, respectively                              305      287
  Additional paid-in capital                          65,157   45,487
  Stockholders' notes receivable                         ---   (1,466)
 Treasury stock, 2,535,648 and 2,210,406
  shares at cost, respectively                       (12,382)  (6,491)
  Retained earnings                                   97,067   64,295
                                                    -------- ---------
       Total stockholders' equity                    150,147  102,112
                                                    -------- ---------
    Total liabilities and stockholders' equity      $217,407 $143,730
                                                    ======== =========

(1) Certain amounts have been reclassified to conform to the current year presentation.


                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
        For the Three Months Ended September 30, 2004 and 2003
         (In thousands, except shares and per-share amounts)
                                                      2004    2003 (4)
                                                ------------ ---------
REVENUE:(1)
 Gaming revenue - Class II                         $30,109    $28,228
 Gaming revenue - All Other(2)                       7,844      1,233
  Player terminal and license sales and lease
   revenue                                           4,353        699
 Other                                                 394        584
                                                ------------ ---------
       Total revenue                                42,700     30,744
OPERATING COSTS AND EXPENSES:
 Bingo prizes and related costs                        ---          4
 Cost of player terminals and licenses sold          2,320        370
 Selling, general and administrative expenses       17,634     12,160
 Amortization and depreciation                      11,085      6,767
                                                ------------ ---------
       Total operating costs and expenses           31,039     19,301
                                                ------------ ---------
       Operating income                             11,661     11,443
OTHER INCOME (EXPENSE):
Interest income                                        214         65
Interest expense                                      (427)       (64)
                                                ------------ ---------
Income before income taxes                          11,448     11,444
Income tax expense                                   4,282      4,046
                                                ------------ ---------
       Net income                                   $7,166     $7,398
                                                ------------ ---------
Basic earnings per share(3)                          $0.26      $0.28
                                                ============ =========
Diluted earnings per share(3)                        $0.24      $0.25
                                                ============ =========
Shares used in earnings per share calculation:
Basic(3)                                        28,006,773  26,319,410
                                                =========== ==========
Diluted(3)                                      30,285,065  29,777,406
                                                =========== ==========

(1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers that, among other things, guaranteed certain prize payout levels and required the Company to account for and collect all revenues associated with its games, disbursing the allotment to the tribes based on the prize guarantee. Accordingly, revenues have historically been presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, and customers have begun to remit the net balance due, the Company has reclassified its income statement and is presenting the net amounts due as revenue.

(2) Gaming revenue - All Other includes recurring revenue from the Class III Washington State, charity bingo and Tribal Instant
     Lottery Game markets.

(3) EPS results and share counts reflect the Company's February 2004 2-for-1 common stock split.

(4) Certain amounts have been reclassified to conform to the current year presentation.


                        MULTIMEDIA GAMES, INC.
                  CONSOLIDATED STATEMENTS OF INCOME
       For the Twelve Months Ended September 30, 2004 and 2003
         (In thousands, except shares and per-share amounts)

                                                     2004     2003 (4)
                                               ----------- -----------
REVENUE:(1)
 Gaming revenue - Class II                    $   119,584 $   102,292
 Gaming revenue - All Other(2)                     20,568       4,365
  Player terminal and license sales and lease
   revenue                                         11,546      16,322
 Other                                              1,977       1,694
                                               ----------- -----------
       Total revenue                              153,675     124,673
OPERATING COSTS AND EXPENSES:
 Bingo prizes and related costs                       ---       1,175
  Cost of player terminals and licenses sold        6,560       8,535
  Selling, general and administrative expenses     59,429      41,946
  Amortization and depreciation                    37,255      22,286
                                               ----------- -----------
       Total operating costs and expenses         103,244      73,942
                                               ----------- -----------
       Operating income                            50,431      50,731
OTHER INCOME (EXPENSE):
Interest income                                     1,120         328
Interest expense                                   (1,494)       (309)
                                               ----------- -----------
Income before income taxes                         50,057      50,750
Income tax expense                                 17,285      19,095
                                               ----------- -----------
       Net income                             $    32,772 $    31,655
                                               ----------- -----------
Basic earnings per share(3)                   $      1.19 $      1.22
                                               =========== ===========
Diluted earnings per share(3)                 $      1.07 $      1.08
                                               =========== ===========
Shares used in earnings per share calculation:
Basic(3)                                       27,467,340  25,992,670
                                               =========== ===========
Diluted(3)                                     30,636,412  29,416,624
                                               =========== ===========

(1) Historically, Multimedia Games entered into revenue arrangements with its tribal customers that, among other things, guaranteed certain prize payout levels and required the Company to account for and collect all revenues associated with its games, disbursing the allotment to the tribes based on the prize guarantee. Accordingly, revenues have historically been presented on a gross basis to accurately reflect this relationship. Since the Company is no longer responsible for guaranteeing prize payouts on a majority of its games, and customers have begun to remit the net balance due, the Company has reclassified its income statement and is presenting the net amounts due as revenue.

(2) Gaming revenue - All Other includes recurring revenue from the Class III Washington State, charity bingo and Tribal Instant
     Lottery Game markets.

(3) EPS results and share counts reflect the Company's February 2004 2-for-1 common stock split.

(4) Certain amounts have been reclassified to conform to the current period presentation.


    Reconciliation of U.S. GAAP Net income to EBITDA:

    EBITDA is defined as earnings before interest, taxes, depreciation and amortization. Although EBITDA is not a measure of performance calculated in accordance with generally accepted accounting principles ("GAAP"), Multimedia believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of Multimedia's past financial performance, and provides useful information to the investor because of its historical use by Multimedia as a performance measure and, and the use of EBITDA by virtually all companies in the gaming equipment sector as a measure of performance. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, or any other measure for determining Multimedia's operating performance that is calculated in accordance with GAAP. In addition, because EBITDA is not calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income follows:


          Reconciliation of U.S. GAAP Net income to EBITDA:

                                       For the Three  For the Twelve
                                        Months Ended    Months Ended
                                        September 30,   September 30,
                                         2004    2003    2004    2003
                                       ------- ------- ------- -------
                                               (In thousands)
Net income                            $ 7,166 $ 7,398 $32,772 $31,655
Add back:
Amortization and depreciation          11,085   6,767  37,255  22,286
Interest expense (income), net            213      (1)    374     (19)
Income tax expense                      4,282   4,046  17,285  19,095
                                       ------- ------- ------- -------
EBITDA                                $22,746 $18,210 $87,686 $73,017



    CONTACT: Multimedia Games, Inc.
             Clifton Lind/Craig Nouis, 512-334-7500
             or
             Jaffoni & Collins Incorporated
             Joseph N. Jaffoni/Richard Land, 212-835-8500 mgam@jcir.com